EXHIBIT 11(ii)
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                                       INGERSOLL-RAND COMPANY
                             COMPUTATION OF DILUTED EARNINGS PER SHARE
                  (In millions of dollars except for shares and per share amounts)
                                                       Years ended December 31,
                                        1997          1996          1995          1994          1993
DILUTED EARNINGS PER SHARE:
Earnings applicable to common
  stock before effect of
  accounting changes...........       $380.5        $358.0        $270.3        $211.1        $163.5
Effect of accounting changes:
  - Postemployment benefits....           --            --            --            --         (21.0)
Net earnings applicable
  to common stock..............       $380.5        $358.0        $270.3        $211.1        $142.5

Average number of common
  shares outstanding...........  163,206,932   161,238,547   159,103,617   158,187,174   157,487,303
Number of common shares
  issuable assuming exercise
  under incentive stock plans..    1,617,803     1,031,137       495,479       542,153       600,256
Average number of outstanding
  shares for diluted
  earnings per
  share calculations...........  164,824,735   162,269,684   159,599,096   158,729,327   158,087,559
Earnings before effect of
  accounting changes...........        $2.31         $2.21         $1.69         $1.33         $1.03
  Effect of accounting changes:
    - Postemployment benefits..           --            --            --            --         (0.13)
Diluted earnings per
  share........................        $2.31         $2.21         $1.69        $ 1.33        $ 0.90

Notes: All common share and per share amounts have been adjusted for the 3-for-2 stock split which was made in the form of a stock dividend in August of 1997.
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